Exhibit 99.1

       Alliance Semiconductor Reports Financial Results for the
      Fiscal Fourth Quarter and Fiscal Year Ended March 31, 2003


    SANTA CLARA, Calif.--(BUSINESS WIRE)--April 29, 2003--Alliance Semiconductor Corporation (Nasdaq:ALSC) today reported financial results for the fiscal fourth quarter and fiscal year ended March 31, 2003.

    Fiscal Year 2003 Highlights

    -- Successfully diversified company into three main business units: mixed signal, system solutions and memory

    -- Non-memory business units represented 25% of revenue for the fiscal year and 40% of revenue in fiscal fourth quarter.

    -- Repurchased over 6 million shares of Alliance common stock in fiscal year 2003

    -- Introduced 40 new products in our Mixed Signal business unit, including 2 new general purpose EMI reduction IC's in the switching power supply market that were featured as products of the month in "Power Electronics Magazine"

    --  Added 23 new design wins in the System Solutions business unit

    -- Acquired Chip Engines, Inc., a leading fabless supplier of silicon solutions for next generation Metropolitan Area
        Network (MAN) platforms

    --  Expanded product portfolio with wide range of synchronous
        SRAMs, now qualified with over 50 customers


    Fourth Quarter Results

    The Company reported revenues of $5.1 million, as compared to the $5.1 million reported in the third quarter of fiscal 2003 and the $3.0 million for the same quarter in the previous year. The revenue attributable to the non-memory business units sequentially grew 36% and represented approximately 39% of the Company's total revenue compared to 28% in the previous quarter. This increase signifies the growing demand for the company's product offerings, and Alliance's continued commitment to diversifying its revenue channels.
    The net loss for the fourth quarter was $25.5 million, or ($0.72) per share, compared to a net loss of $43.6 million, or ($1.21) per share for the previous quarter, and the $18.3 million or ($0.44) per share reported in the fourth quarter 2002.
    Operating expenses for the quarter were $12.1 million, an increase from the $10.3 million reported in the third quarter of fiscal 2003. The increase in operating expenses for the fiscal fourth quarter was primarily due to costs associated with the Chip Engine acquisition and the ramp-up in product development of our mixed signal business unit, which resulted in the introduction of 9 new products in the fourth quarter.

    Fiscal 2003 Results

    For fiscal year 2003, the Company reported revenues of $18.5 million, a decrease from the $26.5 million reported in fiscal 2002. The net loss for fiscal year 2003 is $106.0 million or ($2.85) per share, compared to a net loss of $240.7 million, or ($5.86) per share reported in 2002.
    "The Company continues to accomplish key objectives in our pursuit of an accelerated path towards break-even and profitability. One of these objectives was to diversify the company into three main business units, and I am pleased to report this was our first year as a diversified company. In the March quarter, we achieved sequential revenue growth in our non-memory business units that accounted for approximately 40% of our overall revenue, and introduced 9 new products in the mixed signal business unit," said N.D. Reddy, Alliance Chairman, President and CEO.
    Mr. Reddy concluded by stating, "Increased activity from customers and broadened sales channels into higher growth markets have allowed us to better position ourselves within new markets, including the notebook and LCD display markets. Until overall market conditions improve, we are taking internal measures to manage costs by reducing expenses and overhead to allow us to further invest in research and development, thereby broadening our product portfolio."

    Business Outlook

    Alliance President and Chief Executive Officer, N.D. Reddy, and Chief Financial Officer, Ron Shelton will update the business outlook and give guidance for fiscal first quarter 2004 during the earnings conference call at 2:00 PT on April 29, 2003.

    Fiscal Year and Fourth Quarter 2003 Financial Results Web cast/Conference Call

    The Alliance management team will host a live web cast and conference call to discuss the fourth quarter and fiscal year 2003 financial results beginning at 2:00 P.M. PT on Tuesday, April 29, 2003. Investors and other interested parties may participate in the call by dialing 800-937-4589 at least fifteen minutes prior to the call and enter pass code 21140261 or listen to the live web cast by visiting the investor relations section of the Alliance website at www.alsc.com

    Company Information:

    Alliance Semiconductor Corporation is a leading worldwide provider of memory, mixed signal and system solutions for networking, wireless, consumer and computing markets. Through these integrated business units, Alliance provides leading OEMs with synchronous and fast asynchronous SRAMs and super low-power and pseudo SRAMs, high-speed chip-to-chip interconnects based on HyperTransport technology and mixed signal products for Electromagnetic Interference (EMI) management. Alliance develops and manufactures its products through independent manufacturing foundries using advanced CMOS process technologies with line widths as narrow as 0.13-microns. Founded in 1985, Alliance is headquartered in Santa Clara, California. Additional information is available on Alliance's Web site at: http://www.alsc.com.
    Alliance was founded in 1985. Additional Company information can be found on its home page: http://www.alsc.com.

    Forward Looking Statements

    Except for historical information, the above statements of this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward looking statements. These risks and uncertainties include such factors, among others, as further significant price erosion of the Company's products; continued significantly decreased demand and increased competitive environment for the Company's products; the Company's potential status as an Investment Act of 1940 reporting company; obsolescence of the Company's products; further accumulation of excess inventory or price erosion or obsolescence of existing inventory, any of which may result in charges against the Company's earnings; inability to timely ramp up production of and deliver new or enhanced products; inability to successfully recruit and retain qualified technical and other personnel; adverse developments in current or future litigation or administrative proceedings; further diminution in value of investments made by Alliance or by Alliance Venture Management, LLC; continued cancellation of orders in the Company's backlog and the risk factors listed in the Company's Form 10-K for the fiscal year ended March 30, 2002, which has been filed with the Securities and Exchange Commission, and which is available through the Company's home page, www.alsc.com. These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statement is based.


                  ALLIANCE SEMICONDUCTOR CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                               March          March
                                               2003           2002
                                           -------------   -----------
                 ASSETS

   Current assets:

       Cash and cash equivalents               $8,642        $31,574

       Short term investments                 148,711        466,986

       Accounts receivable, net                 2,058          2,891

       Inventory                                2,862         19,636

       Other current assets                     5,154         12,913
                                       --------------- --------------
          Total current assets                167,427        534,000

   Property and equipment, net                  8,205          8,214

   Investment in United
    Microelectronics Corp.                          0         43,750
   (excluding short term portion)

   Investment in Tower
    Semiconductor Corporation                  15,822         16,278
   (excluding short term portion)

   Alliance Ventures LP and other
    investments                                38,319         72,575

   Other non-current assets                    15,408          7,753
                                       --------------- --------------
                 Total assets                $245,181       $682,570
                                       =============== ==============

   Current liabilities:

       Accounts payable                        $4,298         $2,893

       Accrued liabilities                      5,053          6,178

       Income taxes payable                     4,520         22,087

       Deferred income taxes                   23,840        107,495

       Short term borrowings and current
       portion of long term obligations        46,009         71,556
                                       --------------- --------------
                  Total current
                   liabilities                 83,720        210,209

   Long term liabilities:

       Long term obligations                    1,326          4,808

       Deferred income taxes                        0         12,827

                                       --------------- --------------
             Total liabilities                 85,046        227,844
                                       --------------- --------------

   Minority interest in
    consolidated subsidiaries                     915          3,471
                                       --------------- --------------

   Stockholders' equity:

       Common stock                               432            430

       Additional paid-in capital             131,175        168,770

       Retained earnings                       25,510        131,558

       Accumulated other
        comprehensive income                    2,103        150,497

                                       --------------- --------------

         Total stockholders' equity           159,220        451,255
                                       --------------- --------------

                                             $245,181       $682,570
                                       =============== ==============


                  ALLIANCE SEMICONDUCTOR CORPORATION

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                               (unaudited)           (unaudited)

                            Three Months Ended   Twelve Months Ended
                                 March 31,            March 31,
                           ------------------- ----------------------

                               2003      2002       2003       2002
                           --------- --------- ---------- ----------

Net revenues                 $5,065    $3,021    $18,522    $26,547

Cost of revenues              3,858    23,117     39,744     73,966

                           --------- --------- ---------- ----------
Gross profit (loss)           1,207   (20,096)   (21,222)   (47,419)
                           --------- --------- ---------- ----------

Operating expenses:

      Research and
       development            7,598     4,114     24,543     11,341

      Selling, general and
       administrative         4,543     8,373     18,066     20,377
                           --------- --------- ---------- ----------

Total operating expenses     12,141    12,487     42,609     31,718
                           --------- --------- ---------- ----------

Income (loss) from
 operations                 (10,934)  (32,583)   (63,831)   (79,137)

Gain (loss) on investments     (257)   14,382     14,143      4,777

Writedown of marketable
 securities
and venture investments      (1,526)        0    (55,792)  (296,846)

Other income (expense),
 net                            (50)   (3,704)    (4,406)    (5,287)
                           --------- --------- ---------- ----------

Income (loss) before income
 taxes, equity in income
 (loss) of investees, and
 effect of accounting
 change                     (12,767)  (21,905)  (109,886)  (376,493)

Provision (benefit) for
 income taxes                10,448    (5,606)   (11,303)  (142,701)
                           --------- --------- ---------- ----------

Income (loss) before minority
 interest in consolidated
 subsidiaries, equity in
 income (loss) ofinvestees,
 and effect of accounting
 change                     (23,215)  (16,299)   (98,583)  (233,792)

Minority interest in
 consolidated subsidiaries      405       533      3,322        533

Equity in income (loss) of
 investees                   (2,666)   (2,505)   (10,787)    (9,512)

Cumulative effect of change
 in accounting princple           0         0          0      2,055
                           --------- --------- ---------- ----------

Net income (loss)          ($25,476) ($18,271) ($106,048) ($240,716)
                           ========= ========= ========== ==========

Net income (loss) per
 share:

      Basic                  ($0.72)   ($0.44)    ($2.85)    ($5.86)
                           ========= ========= ========== ==========

      Diluted                ($0.72)   ($0.44)    ($2.85)    ($5.86)
                           ========= ========= ========== ==========

Weighted average number of
 common shares:

      Basic                  35,480    41,321     37,160     41,078
                           ========= ========= ========== ==========

      Diluted                35,480    41,321     37,160     41,078
                           ========= ========= ========== ==========



    CONTACT: Alliance Semiconductor Corporation
             Ron Shelton, 408/855-4958
             rshelton@alsc.com
                 or
             Shelton Investor Relations
             INVESTOR CONTACT
             Katherine Stubblefield, 512/482-8644
             kstubblefield@sheltongroup.com